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                ALL*AMERUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN




                            EFFECTIVE JANUARY 1, 1996



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                                TABLE OF CONTENTS                         PAGE #

ARTICLE 1:  ESTABLISHMENT OF PLAN. . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2:  ELIGIBILITY. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 3:  BOOKKEEPING ACCOUNTS . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 4:  BENEFIT CREDITS. . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 5:  PHANTOM INVESTMENT CREDITS . . . . . . . . . . . . . . . . . . .   2

ARTICLE 6:  PAYMENT OF BENEFITS. . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 7:  PARTICIPANTS' RIGHTS . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 8:  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 9:  CLAIMS AND APPEAL PROCEDURES . . . . . . . . . . . . . . . . . .   4

ARTICLE 10:  AMENDMENT AND DISCONTINUANCE. . . . . . . . . . . . . . . . . .   7

ARTICLE 11:  RESTRICTIONS ON ASSIGNMENT. . . . . . . . . . . . . . . . . . .   7

ARTICLE 12:  NATURE OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 13:  CONTINUED EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 14:  BINDING ON COMPANY, PARTICIPANTS AND THEIR SUCCESSORS . . . . .   8

ARTICLE 15:  PAYMENTS MADE BY MISTAKE. . . . . . . . . . . . . . . . . . . .   8

ARTICLE 16:  LAWS GOVERNING. . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 17:  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


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                ALL*AMERUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                        ARTICLE 1:  ESTABLISHMENT OF PLAN


     Effective January 1, 1996 ("Effective Date"), American Mutual Life Insurance Company ("Company") establishes the All*AmerUs Supplemental Executive Retirement Plan ("SERP"), to supplement benefits provided under the All*AmerUs Savings & Retirement Plan for Employees of American Mutual Life (EIN 42-0175020, PN 101) and the All*AmerUs Savings & Retirement Plan for Employees of AmerUs Group (EIN 42-1324920, PN 102) (collectively, the "401(k) Plan").

     The SERP is an unfunded, nonqualified retirement plan maintained primarily for the purpose of providing additional deferred compensation for a select group of management and highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The SERP will enable select executives:

     (a) to receive retirement benefits without regard to the limit on compensation (currently $150,000) imposed upon the 401(k) Plan by section 401(a)(17) of the Internal Revenue Code of 1986 ("Code"); and

     (b) to defer compensation in excess of the limit on elective deferrals (currently $9,500) imposed upon the 401(k) Plan by sections 401(a)(30) and 402(g)(1) of the Code, and to receive corresponding increases in Company matching contributions.

     This SERP is being established in conjunction with the All*AmerUs Excess Benefit Plan ("Excess Plan"), and shall be administered in a manner consistent with the Excess Plan.


                             ARTICLE 2:  ELIGIBILITY


     AN EXECUTIVE MAY PARTICIPATE IN THIS SERP ONLY IF HIS COMPENSATION UNDER THE 401(K) PLAN ACTUALLY IS LIMITED BY CODE SECTION 401(A)(17). A participant must complete such forms and make such elections as the Company's Benefit and Pension Committee ("Committee") may require. In particular, a participant must give advance written consent for the additional pretax deferrals permitted by this SERP. A participant who fails to consent, or who consents only in part, shall have his benefits under the SERP reduced accordingly.


                        ARTICLE 3:  BOOKKEEPING ACCOUNTS


     (1) A bookkeeping account shall be established for each SERP participant, to record his interest in the SERP.

     (2) Each participant's account shall be divided into subaccounts corresponding to those under Sections 4.01(a) and (c) of the 401(k) Plan:

               (a)  a pretax account, and

               (b)  a matching account.

     (3) Such other subaccounts shall be established as the Committee determines are necessary to keep track of participants' interests under the SERP.

     (4) A participant shall vest in a subaccount under this SERP at the same rate and in the same manner as he vests in the corresponding subaccount under the 401(k) Plan.

     (5)       SERP records shall be kept on a calendar-year basis.


                           ARTICLE 4:  BENEFIT CREDITS


     Each year, the following calculations shall be performed for each participant:

     (a) His pretax deferrals and employer matching contributions shall be calculated under the 401(k) Plan, but without regard to the limitations imposed by Code section 415.

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     (b)       His pretax deferrals and employer matching contributions shall be calculated without regard to the limitation on pretax deferrals imposed by Code sections 401(a)(30) and 402(g)(1), without regard to the limitation on compensation imposed by Code section 401(a)(17), and without regard to limitations imposed by Code section 415.

     (c) The differences between pretax deferrals and employer matching contributions in (b) and (a) shall be credited to the participant's subaccounts established under Article 3, paragraph (2) above, in accordance with generally accepted accounting principles and consistently with the purposes of this SERP and the Excess Plan.


                     ARTICLE 5:  PHANTOM INVESTMENT CREDITS


     Each participant may elect to invest, on a hypothetical basis, his bookkeeping account under this SERP in the investment options available to him under the 401(k) Plan. This investment election shall be independent of his investment elections under the 401(k) Plan and the Excess Plan. A participant's account under this SERP shall be credited (or debited) with the investment return (including losses) it would have earned had it actually been invested according to the participant's directions. The account of a participant who fails to make an investment election shall receive the performance it would have received had it been invested in the default option under the 401(k) Plan.


                         ARTICLE 6:  PAYMENT OF BENEFITS


     The vested balance in a participant's account under this SERP shall be paid as soon as administratively feasible following his termination of employment (on account of retirement, disability, etc.) with the Company. The Committee shall determine in which of the following forms the participant's benefits shall be paid:

     (a)       A single cash sum;

     (b) Periodic installments paid monthly, quarterly, or annually over a period designated by the Committee;

     (c) Periodic installments paid monthly, quarterly, or annually in a dollar amount specified by the Committee;

     (d) A joint and 50% survivor annuity for the lives of the participant and spouse, which is purchased from a life insurance company with the proceeds of the participant's bookkeeping account; or

     (e) An annuity for the participant's life, which is purchased from a life insurance company with the proceeds of the participant's bookkeeping account.

     Installment payments under paragraph (b) or (c) shall not be made over a period exceeding the participant's life expectancy.

     An annuity described in paragraph (d) or (e) shall be purchased from an insurance company designated in writing by the participant. Annuities may be
purchased from American Mutual Life Insurance Company.      The purchase of an
annuity under this Article shall discharge the SERP, the Company, and the Committee from all obligations to the participant.

     In the event the participant dies before his vested account balance is exhausted, the balance shall be paid to his beneficiary (as determined in accordance with the terms of the 401(k) Plan) in a single sum as soon as administratively feasible.

     All amounts not vested in accordance with the terms of the SERP shall be forfeited upon the participant's termination of employment with the Company.


                        ARTICLE 7:  PARTICIPANTS' RIGHTS


     This SERP is unfunded for purposes of the Internal Revenue Code and ERISA. Accordingly, no participant or beneficiary shall have any title to or beneficial ownership in any assets of the Company.

     All benefits payable under this SERP (including those derived from participants' deferrals) shall be general, unsecured obligations of the Company, to be paid by the Company from its own funds, and such payments shall not (a) impose any obligation upon the trust fund under the 401(k) Plan; (b) be paid from the trust fund under the

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401(k) Plan; or (c) have any effect whatsoever upon the 401(k) Plan or the payment of benefits from the trust fund under the 401(k) Plan.


                           ARTICLE 8:  ADMINISTRATION


     This SERP shall be administered by the American Mutual Life Insurance Company Benefit and Pension Committee, which shall administer it as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Committee shall have discretionary authority to interpret and administer this SERP, and to issue rules and regulations for its governance. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this SERP. A Committee member shall not participate in any action or determination regarding his own benefits.


                    ARTICLE 9:  CLAIMS AND APPEAL PROCEDURES


     The purpose of the claims and appeal provisions set forth in this Article is to secure the speedy, inexpensive resolution of all disputes over SERP benefits and rights granted by the SERP. These provisions shall be liberally construed so as to avoid litigation and its attendant expenses.

     Each person who claims entitlement to any right or benefit under the SERP ("claimant") may submit a claim with respect to that benefit or right. All claims shall be submitted in writing to the Committee and shall be accompanied by such information and documentation as the Committee determines is required to make a ruling on the claim. Upon receipt of a claim hereunder, the Committee shall consider the claim and shall render a decision and communicate the same to the claimant. The Committee shall render a decision within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. In the event that the claim is denied in whole or in part, the claimant shall be given notice in writing, which shall set forth the following in a manner reasonably calculated to be understood by the claimant:

     (a)       the specific reason(s) for the denial;

     (b) specific reference to pertinent SERP provisions on which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

     (d)       an explanation of the SERP's appeal procedure.

     The failure of the Committee to render a decision on a claim within the time specified shall be deemed to be a denial of such claim.

     Any claim under this claims procedure must be submitted within 12 months from the earlier of (i) the date on which the claimant learned of facts sufficient to enable him to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable him to formulate such claim.

     When a claim has been or is deemed denied, the claimant (hereinafter referred to as appellant) shall have the right within 60 days after receipt of written notice thereof or the date the claim is deemed denied to file an appeal with the Committee and to go through the appeal procedure herein set forth. All appeals shall be in writing, and shall set forth the reasons why the appellant believes the decision denying his claim is erroneous. The appellant may be represented by counsel, or by other representative authorized in writing by appellant in a manner specified by the Committee, and appellant or his counsel or duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee. The expense of a paid representative shall be borne by the appellant. Within 60 days after such written appeal is received, the Committee shall conduct a full and fair review of the entire claim. The Committee shall render a decision on the appeal in writing not later than 60 days after receipt of the written appeal, unless special circumstances (such as the need to hold a hearing, which shall be determined by the Committee) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a written appeal. If special circumstances require an extension of time for processing, the Committee shall so notify the appellant prior to the commencement of the extension. If the Committee does not render a decision within 60 days (120 days if special circumstances arise), the appeal shall be deemed denied.

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The decision shall include specific references to provisions of this SERP and of law and shall be written in a manner reasonably calculated to be understood by the appellant.

     The decision of the Committee shall be administratively final and shall be binding upon the appellant, his beneficiaries, heirs, and assigns and all other persons claiming by, through or under him.

     A failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the aggrieved party to exhaust his administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the SERP.

     No legal action to recover SERP benefits or to enforce or to clarify rights under the SERP shall be commenced under section 502(a)(1)(B) of ERISA, or under any other provisions of law, whether or not statutory, unless and until the claimant first shall have exhausted the claims and appeal procedures available to him hereunder in this Article. A claimant must raise all issues and present all theories relating to his claim to the Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Committee.

     Any suit brought to contest a decision of the Committee shall be filed in a court of competent jurisdiction within 1 year from receipt of written notice of the Committee's final decision or from the date the appeal is deemed denied, and any suit not filed within this 1-year limitation period shall be dismissed by the court. Service of legal process shall be made upon the SERP by service upon the Committee.

     All state law causes of action that arise out of the SERP or to entitlement to rights or benefits under the SERP shall be deemed to have been preempted by section 514 of ERISA.

     In any suit contesting a decision of the Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Committee and no evidence may be introduced to modify or contradict the terms of the SERP document.

     The Committee shall have full discretionary authority to interpret and apply the terms of this SERP document and other relevant documents and relevant provisions of law, and deference shall be afforded the Committee's decisions. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals. No finding of fact by the Committee shall be set aside by a court unless the party contesting the finding shall prove by clear and convincing evidence that the finding is arbitrary and capricious. No conclusion of law reached by the Committee shall be reversed by a court unless the party contesting the conclusion shall demonstrate that the Committee is guilty of manifest disregard of law.

     In any suit over SERP benefits or rights, recovery shall be limited to the amount of benefits found due, without interest, or to specific enforcement of rights established under the SERP, and shall not include any other damages whether denominated incidental, special, consequential, collateral, compensatory, exemplary, punitive or whatever.

     The Committee may issue, or cause to be issued, from time to time statements to employees, participants, retirees or beneficiaries indicating eligibility, service or other data regarding their SERP benefits. If any such person wishes to challenge the accuracy of such data, the person shall do so in the manner and within the time limits set forth above in this Article.

     After termination of the SERP, the Committee may direct a final determination of the rights and benefits of some or all persons having an interest in the SERP. The determination with respect to any person may be mailed to that person at his last known address and that person may be given 90 days within which to challenge the determination through the claims and appeal procedures set forth in this Article. The mailing of a copy of a determination to a person at his last known address shall be deemed constructive receipt by that person of a copy of the determination. Any determination not challenged through the claims and appeals procedures shall govern a person's rights under the SERP, and the rights of any person claiming by, through or under him.


                    ARTICLE 10:  AMENDMENT AND DISCONTINUANCE


     The Company expects to continue this SERP indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this SERP, the Company shall be liable for any benefits accrued under this SERP (determined on the basis of each participant's presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action.

     The Committee shall have the authority to amend the SERP on behalf of the Company, except that any amendment which increases the rate of benefit accrual or the cost of the SERP shall be made by the Company's Board of

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Directors, unless the Board delegates this responsibility to the Committee in writing, or such amendment is required by the provisions of any law. The power to discontinue the SERP shall rest solely with the Board of Directors.

     No employee, supervisor, officer, or director of the Company has authority to alter, vary or modify the terms of the SERP. No representation contrary to the terms of the SERP and the formal amendments thereto shall be binding upon the SERP, the Committee, or the Company.


                     ARTICLE 11:  RESTRICTIONS ON ASSIGNMENT


     The interest of a participant or his beneficiary in the SERP may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.


                        ARTICLE 12:  NATURE OF AGREEMENT


     The adoption of this SERP and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust (other than a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code); legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under this SERP unless the Company is then solvent. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.


                        ARTICLE 13:  CONTINUED EMPLOYMENT


     Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Company in any capacity.


       ARTICLE 14:  BINDING ON COMPANY, PARTICIPANTS AND THEIR SUCCESSORS


     This SERP shall be binding upon and inure to the benefit of the Company, its successors and assigns and the participants and their heirs, executors, administrators and legal representatives.


                      ARTICLE 15:  PAYMENTS MADE BY MISTAKE


     Notwithstanding anything to the contrary, a participant or beneficiary is entitled only to those benefits provided by the SERP and promptly shall return any payment made by mistake of fact or law.


                           ARTICLE 16:  LAWS GOVERNING


     This SERP shall be construed in accordance with and governed by the laws of the State of Iowa (but without regard to Iowa's principles on the conflicts of laws), except to the extent it is controlled by ERISA.


                               ARTICLE 17:  TAXES

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       The Company does not represent or guarantee that any particular tax consequences (favorable or unfavorable) will result from participation in the SERP. Participants shall bear their share of taxes assessed against them because of benefits paid or accrued under the SERP. Any taxes owed may be withheld from or charged against benefits otherwise payable from the SERP.

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     IN WITNESS WHEREOF, American Mutual Life Insurance Company has adopted this
All*AmerUs Supplemental Executive Retirement Plan, to be effective January 1, 1996.



                                          AMERICAN MUTUAL LIFE INSURANCE COMPANY


                                      By  /s/ Victor N. Daley
                                          --------------------------------------
                                          Victor N. Daley, Chairman
                                          Benefit and Pension Committee